Exhibit 99.1

HANCOCK FABRICS ANNOUNCES
FISCAL 2010 FINANCIAL RESULTS

BALDWYN, MS, April 26, 2011 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its 2010 fiscal year and fourth quarter ended January 29, 2011.

Fiscal 2010 financial highlights include:

●	Net sales for the year were $275.5 million compared with $274.1 million in the previous year, and comparable store sales were flat over the last two years.

●
Operating income for the year was a loss of $5.0 million, a decrease of $12.7 million from the previous year.   Excluding one-time charges incurred in the fourth quarter totaling $9.5 million, operating income for the year was $4.5 million, a decrease of $3.2 million from the previous year. One-time items included a $6.7 million charge for inventory obsolescence, a $1.5 million charge for asset impairment, and $1.3 million of severance related costs associated with the CEO transition.

●	Adjusted EBITDA, which excludes the one-time items described above, totaled $11.0 million, a decrease of $3.3 million over fiscal 2009.

●	Inventories have been reduced by $3.7 million compared to the same period last year, ending the year at $87.8 million.

●
At year end, the Company had reduced outstanding borrowings under its revolving line of credit by $0.5 million, to a balance of $13.1 million, and had outstanding letters of credit of $7.5 million.  The Note balance was $21.6 million and the warrant discount on the Notes was $5.8 million.  Additional amounts available to borrow under its revolving line of credit at fiscal year-end were $43.8 million.

Financial highlights for the fourth quarter include:

●
Net sales for the quarter were $78.4 million compared with $77.7 million in the fourth quarter last year, and comparable same store sales increased 0.7%, compared with a 1.3% decrease in the previous year – a 200 basis point improvement.

●
Operating income for the quarter was a loss of $8.4 million, a decrease of $11.7 million compared to a $3.3 million profit in the previous year’s fourth quarter.  Excluding the one-time charges totaling $9.5 million in the current quarter, operating income was $1.1 million, a decrease of $2.2 million versus the fourth quarter of fiscal 2009.

●	Adjusted EBITDA for the quarter was $2.7 million, a decrease of $2.4 million over the same period last fiscal year.

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Steven R. Morgan, Interim President and Chief Executive Officer since February, commented, “We incurred significant one-time non-cash charges in the fourth quarter as we took actions to improve our business.  The most significant charge was related to anticipated markdowns on aged products.  These markdowns have been implemented, and will allow us the scope to liquidate these aged goods quicker as we move forward and ensure we have current, relevant merchandise for our customers. I am confident that we have identified, segregated, properly priced and positioned this product to provide a great value to our customers and to better position ourselves for new products in the remainder of the year.”

Mr.Morgan continued, “This business has significant opportunity and a solid foundation is in place for its growth.  The short term will be challenging as we focus on improving certain areas – specifically store presentation, refinement of craft business, and improvement to our replenishment process.”  Mr.Morgan concluded, “We are spending every minute capitalizing on these opportunities that will be key to our success and our ability to enhance the total customer experience.  As a result, we believe we are well positioned to begin seeing significant improvement in the fall season.”

Operating Results

For the year, gross margin decreased by 40 basis points to 44.0% excluding the one-time inventory obsolescence charge of $6.7 million.  This decline was driven by a 60 basis point increase in merchandise cost due to increased promotion activity and increase in cotton pricing which we believe may have peaked in the fourth quarter, a 20 basis point increase in freight costs due to fuel surcharges, offset by a 40 basis point decrease in sourcing and warehousing costs.

Gross margin for the fourth quarter of 41.5% excluding the one-time charge was a 70 basis point increase compared to the 40.8% of the prior year.  This increase reflects a 70 basis point reduction in merchandise cost, a 20 basis point reduction in sourcing and warehousing, offset by a 20 basis point increase in freight costs.

For the full year, selling, general and administrative expenses excluding the one-time asset impairment charge of $1.5 million and severance costs of $1.3 million have increased by $2.6 million to $112.3 million (40.8% of sales) from $109.7 million (40.0% of sales) last year. Selling, general and administrative expenses for the fourth quarter excluding one-time charges increased to $30.2 million (38.5% of sales) from $27.4 million (35.2% of sales) in the prior year.  Increases have been driven by escalations in retail operating costs associated with insurance claims, utilities, credit card fees and store maintenance.

Store Openings, Closings and Remodels

During the fiscal year, the Company opened one store, closed one store, remodeled twelve stores, relocated seven existing stores and ended the year with 265 stores.

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Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 264 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), this measure should not be considered in isolation of, or as a substitute for, net earnings (loss), as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net earnings (loss) and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net earnings (loss) and net cash provided by operating activities.

Comments in this news release that are not historical facts, including statements about our management team, are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, intense competition in our industry, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, the terms of our significant indebtedness, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS

	January 29,	January 30,
(in thousands, except for share amounts)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$2,372	$2,493
Receivables, less allowance for doubtful accounts	3,841	3,469
Inventories	87,804	91,495
Prepaid expenses	2,465	1,485
Total current assets	96,482	98,942

Property and equipment, net	39,335	41,687
Goodwill	3,139	3,210
Other assets	1,967	4,707
Total assets	$140,923	$148,546

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,842	$18,638
Accrued liabilities	14,937	15,113
Pre-petition obligations	730	1,193
Total current liabilities	33,509	34,944

Long-term debt obligations, net	28,784	26,942
Capital lease obligations	3,072	3,184
Postretirement benefits other than pensions	2,337	2,150
Pension and SERP liabilities	30,506	27,017
Other liabilities	7,878	7,097
Total liabilities	106,086	101,334

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
33,466,455 and 33,283,944 issued and 20,068,327
and 19,902,148 outstanding, respectively	335	333
Additional paid-in capital	89,671	89,128
Retained earnings	116,234	126,695
Treasury stock, at cost, 13,398,128 and 13,381,796
shares held, respectively	(153,731)	(153,698)
Accumulated other comprehensive loss	(17,672)	(15,246)
Total shareholders' equity	34,837	47,212
Total liabilities and shareholders' equity	$140,923	$148,546

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HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Sales	$78,453	$77,678	$275,465	$274,058
Cost of goods sold	52,618	45,973	160,820	152,341

Gross profit	25,835	31,705	114,645	121,717

Selling, general and administrative expense	33,028	27,370	115,098	109,681
Depreciation and amortization	1,182	1,049	4,495	4,329
Operating income	(8,375)	3,286	(4,948)	7,707

Reorganization expense, net	-	163	485	755
Interest expense, net	1,156	1,170	4,825	5,114
Income (loss) from continuing operations before income taxes	(9,531)	1,953	(10,258)	1,838
Income taxes	232	136	232	200
Income (loss) from continuing operations	(9,763)	1,817	(10,490)	1,638
Earnings from discontinued operations (net of tax expense of $0, $0, $0 and $0)	-	98	29	150
Net income (loss)	$(9,763)	$1,915	$(10,461)	$1,788
Basic income (loss) per share:
Income (loss) from continuing operations	$(0.49)	$0.09	$(0.53)	$0.08
Earnings from discontinued operations	-	0.01	-	0.01
Net income (loss)	$(0.49)	$0.10	$(0.53)	$0.09

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.49)	$0.07	$(0.53)	$0.08
Earnings from discontinued operations	-	0.01	-	0.01
Net income (loss)	$(0.49)	$0.08	$(0.53)	$0.09

Weighted average shares outstanding:
Basic	19,756	19,888	19,684	19,349
Diluted	19,756	25,079	19,684	20,925

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Reconciliation of Non-GAAP Financial Information

Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
(in thousands)	2011	2010	2011	2010

Net cash provided by operating activities
before reorganization activities	$5,722	$10,171	$6,743	$23,710
Depreciation and amortization, including cost of goods sold	(1,651)	(1,831)	(6,538)	(6,619)
Amortization of deferred loan costs	(61)	(62)	(246)	(247)
Amortization of bond discount	(583)	(583)	(2,331)	(2,331)
Interest paid-in-kind by issuance of notes payable	-	-	-	(694)
Stock compensation expense	(70)	(204)	(509)	(968)
Inventory valuation reserve	(6,650)	-	(6,650)	-
Impairment on property and equipment, goodwill, and other assets	(1,523)	-	(1,523)	-
Other	279	288	(21)	98
Reorganization expense, net	-	(163)	(485)	(755)
Changes in assets and liabilities	(5,226)	(5,701)	1,099	(10,406)

Net income (loss)	(9,763)	1,915	(10,461)	1,788
Earnings from discontinued operations	-	(98)	(29)	(150)
Income taxes	232	136	232	200
Interest expense, net	1,156	1,170	4,825	5,114
Reorganization expense, net	-	163	485	755
Depreciation and amortization, including cost of goods sold	1,651	1,831	6,538	6,619
One-time charges
Former CEO severance	1,272	-	1,272	-
Impairment on property and equipment, goodwill, and other assets	1,523	-	1,523	-
Inventory obsolescence	6,650	-	6,650	-

Adjusted EBITDA	$2,721	$5,117	$11,035	$14,326

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